Exhibit 99.1

Pulmatrix Reports Second Quarter 2021 Financial Results and Provides Business Update

PUR1800 Phase 1b study is fully enrolled with data anticipated in Q1 2022

PUR1800 6-month rat and 9-month dog toxicology data may enable expansion to chronic conditions

PUR3100 Phase 1/ Phase 2 clinical study in acute migraine treatment on-track for start in Q1 2022

Projected cash runway extends beyond

PUR1800 Phase 1b Q1 2022 and PUR3100 Phase 1 / Phase 2 Q4 2022 data milestones

LEXINGTON, Mass., August 10, 2021 – Pulmatrix, Inc. (NASDAQ: PULM), a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology, today reports its second quarter 2021 financial results and provides a business update.

“We have made steady progress across our pipeline in the second quarter,” said Ted Raad, Chief Executive Officer of Pulmatrix. “Recent toxicology data from PUR1800 suggests the potential to expand into indications that require chronic dosing. We look forward to presenting topline data from the fully enrolled, ongoing Phase 1b study of PUR1800 in Q1 2022. We are also rapidly advancing towards the clinic with PUR3100 in acute migraine. We believe that our strong cash position allows us to advance our pipeline through major data milestones into 2023.”

Second Quarter and Recent Highlights:

PUR1800

●	Completed enrollment in ongoing Phase 1b clinical study of PUR1800 in acute exacerbations in COPD (AECOPD). Study endpoints include safety, tolerability, and exploratory biomarkers to demonstrate target engagement and anti-inflammatory effect.
●	PUR1800 Phase 1b top-line data is expected in Q1 2022.
●	Results from 6-month rat and 9-month dog toxicology results demonstrate no progression of 28-day findings, suggesting potential for chronic dosing of PUR1800 in indications beyond AECOPD including, but not limited to, steroid resistant asthma, chronic obstructive pulmonary disease (COPD) and idiopathic pulmonary fibrosis (IPF).
●	The Company estimates an approximate peak net revenue opportunity of $2.4B in AECOPD[1], due to the significant unmet need beyond standard of care oral steroids and/or antibiotic therapy. Expansion to chronic indications should further broaden the market potential of PUR1800.

PUR3100

●	14-day toxicology results for PUR3100, Pulmatrix’s dry powder iSPERSE formulation of dihydroergotamine (DHE) for pulmonary delivery to treat acute migraine are expected in Q3 2021.
●	IND filing planned in Q4 2021, with a Phase 1/ Phase 2 clinical study start date anticipated in Q1 2022. Data from this proof-of-concept study are expected in Q4 2022.

 Market research and analysis from ClearView Healthcare Partners

1

Pulmazole

●	Pulmatrix notified Cipla Technologies LLC (Cipla) that it is in material breach of the Development and Commercialization Agreement (the Cipla Agreement) in May 2021. The Company continues to seek Cipla’s reaffirmation of all of its obligations under the Cipla Agreement and, in the absence of such reaffirmation, to pursue all available remedies.

Financials

As of June 30, 2021, Pulmatrix had $56.9 million in cash and cash equivalents, compared to $31.7 million for the year ended December 31, 2020.

Revenue for the second quarter of 2021 was $2.2 million, compared to $3.5 million for the same period in 2020. The revenue for the second quarter of 2021 was the result of the collaboration and licensing agreements with Cipla and JJEI.

Research and development expense was $4.5 million in the second quarter of 2021 compared to $3.2 million for the same period in 2020. The increase year–over-year was primarily attributable to increased preclinical and manufacturing costs related to the PUR3100 project partially offset by decreased spend on the Pulmazole clinical trial.

General and administrative expense was $1.6 million for the second quarter of 2021 compared to $1.5 million for the same period in 2020. The increase year–over-year was primarily attributable to increase legal, patent, ad public company costs partially offset by decreased employment costs.

Net loss was $3.9 million for the second quarter of 2021 compared to a net loss of $1.2 million for the same period of 2020. The $2.7 million increase in net loss year-over-year was due to increased spend for preclinical and manufacturing expenses on the PUR3100 program and reduced revenue recognized that related to the Pulmazole program.

About Pulmatrix

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline includes treatments for serious lung diseases such as allergic bronchopulmonary aspergillosis (“ABPA”), COPD, and neurologic disorders such as acute migraine. Pulmatrix’s product candidates are based on iSPERSE™, its proprietary engineered dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

2

FORWARD-LOOKING STATEMENTS

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements of historical fact, and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the impact of the novel coronavirus (COVID-19) on the Company’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; the ability to secure and enforce legal rights related to the Company’s products, including patent protection; and the outcome of the Company’s dispute with Cipla regarding the continued development of Pulmazole. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC, including its most recent annual report on Form 10-K, as amended, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact
Timothy McCarthy, CFA
212.915.2564
tim@lifesciadvisors.com

3

PULMATRIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	At June 30,	At December 31,
	2021	2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$56,903	$31,657
Restricted Cash	204	-
Accounts receivable	1,766	84
Prepaid expenses and other current assets	1,596	797
Total current assets	60,469	32,538
Property and equipment, net	379	361
Operating lease right-of-use asset	1,008	1,489
Long-term restricted cash	-	204
Goodwill	3,577	3,577
Total assets	$65,433	$38,169
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,508	$925
Accrued expenses	1,191	2,028
Operating lease liability	1,184	1,135
Deferred revenue	3,034	4,166
Total current liabilities	6,917	8,254
Deferred revenue, net of current portion	5,423	6,168
Operating lease liability, net of current portion	-	608
Total liabilities	12,340	15,030
Commitments (Note10)
Stockholders’ equity:
Preferred stock, $0.0001 par value — 500,000 authorized and 0 issued and outstanding at June 30, 2021 and December 31, 2020	-	-
Common stock, $0.0001 par value — 200,000,000 shares authorized; 56,249,062 and 36,105,097 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively.	6	4
Additional paid-in capital	295,512	257,604
Accumulated deficit	(242,425)	(234,469)
Total stockholders’ equity	53,093	23,139
Total liabilities and stockholders’ equity	$65,433	$38,169

4

PULMATRIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues	$2,254	$3,500	$3,644	$6,262
Operating expenses:
Research and development	4,541	3,184	8,397	8,471
General and administrative	1,562	1,490	3,181	3,702
Total operating expenses	6,103	4,674	11,578	12,173
Loss from operations	(3,849)	(1,174)	(7,934)	(5,911)
Other income (expense):
Interest income	2	13	5	65
Other expense, net	(5)	(9)	(27)	(10)
Net loss	$(3,852)	$(1,170)	$(7,956)	$(5,856)
Net loss per share attributable to common stockholders-basic and diluted	$(0.07)	$(0.05)	$(0.16)	$(0.26)
Weighted average shares of common stock used to compute basic and diluted net loss per share	56,249,062	24,376,571	51,319,680	22,423,014

5